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Final Transcript

Conference Call Transcript ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call Event Date/Time: Jul. 24. 2008 / 8:00AM PT

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

C O R P O R A T E   P A R T I C I P A N T S

 Peter Dworkin
 Applied Biosystems Inc. - IR

 Tony White
 Applied Biosystems Inc. - CEO

 Mark Stevenson
 Applied Biosystems Inc. - President, COO

 Dennis Winger
 Applied Biosystems Inc. - CFO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

 Tycho Peterson
 JP Morgan - Analyst

 Doug Schenkel
 Cowen & Company - Analyst

 Quintin Lai
 Robert W. Baird - Analyst

 Jonathan Groberg
 Merrill Lynch - Analyst

 Derik De Bruin
 UBS - Analyst

 Dan Leonard
 First Analysis - Analyst

 John Sullivan
 Leerink Swann - Analyst

 Peter Lawson
 Thomas Weisel Partners - Analyst

 P R E S E N T A T I O N

Operator

Good morning. My name is Eric and I will be your conference facilitator today. At this time I would like to welcome everyone to the Applied Biosystems fourth-quarter fiscal 2008 earnings conference call. All lines have been placed on mute to prevent any background noise. Following the speakers' presentation there will be a question-and-answer session. (OPERATOR INSTRUCTIONS).

I would now like to introduce Mr. Peter Dworkin, Vice President of Investor Relations and Corporate Communications for Applied Biosystems. Mr. Dworkin, you may begin your conference call.

Peter Dworkin - Applied Biosystems Inc. - IR

Good morning, everyone. Thanks for joining Applied Biosystems' management today to discuss the fourth-quarter and full-year fiscal 2008 financial results that we issued earlier this morning. Present with us today from Applied Biosystems are Tony White, Chief Executive Officer; Dennis Winger, Chief Financial Officer; and Mark Stevenson, President and Chief Operating Officer of Applied Biosystems Group. Also here today are other senior managers and Bill Kraumer, Investor Relations Director.

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

During this called we will be making forward-looking statements about Applied Biosystems' business. These statements are subject to the risks and uncertainties relating to our business that are referred to in the releases issued this morning and in our filings with the SEC. We also will be discussing historical and forward-looking non-GAAP financial measures. These non-GAAP financial measures are not in accordance with or an alternative for GAAP and may be different from non-GAAP financial measures used by other companies. A reconciliation of GAAP and non-GAAP financials can be found in today's press release and on the financial reports page of the Investor Relations section of the Applied Biosystems website, which is at www.AppliedBiosystems.com.

On June 11, 2008, we entered into a definitive merger agreement with Invitrogen Corporation, pursuant to which Invitrogen will acquire all of the outstanding shares of Applied Biosystems' stock. In connection with the proposed merger Invitrogen will file a registration statement on Form S4 with the SEC that will include a joint proxy statement of Applied Biosystems and Invitrogen. Invitrogen said this morning that it expects to file the registration statement by the end of July or early August. Applied Biosystems and Invitrogen will mail the joint proxy statement to their respective stockholders after it is declared effective by the SEC. You are urged to read the joint proxy statement when it becomes available because it will contain important information.

Now I'd like to turn the call over to Tony White.

Tony White - Applied Biosystems Inc. - CEO

Good morning, everyone. Thanks for joining us. This was a solid quarter for Applied Biosystems with good growth in consumables and services and, actually, terrific growth in our Asia-Pacific region which, in our management structure, excludes Japan. In this area, the revenue increased 42% over the prior-year quarter.

These particular results reflect the investments that we have been making in those areas of our business. Instrument revenues were also up compared with the prior year. We delivered a nice percentage increase in other revenue, up 13% compared to the prior-year quarter. If you read our earnings release, you may have observed that for the first time we've given a little more detail to the composition of our other revenue portfolio, as investors have recently asked about this. The other revenue group category is primarily our service business and income from our patent estate.

In the release we disclosed that $24.5 million or 4% of total revenues in the fourth quarter came from patent royalties and license fees, and within this other category, revenue category, service revenues are more than three times the royalty and license revenues. For fiscal 2008 the royalty and license income was 4.5% of total revenue.

During the quarter we continue to control expenses, and earnings per share performances sustained the trend established throughout the fiscal year with double-digit growth. On July 1, we completed the separation of Celera business from Applera. Celera is now an independent company. Applied Biosystems and Celera will do business together following principles that they have agreed to as part of the separation process. With the separation, Applera no longer operates under its former tracking structure, and we have changed the name of the remaining company to Applied Biosystems Inc.

I will now turn the call over to Mark Stevenson to talk about the quarter.

Mark Stevenson - Applied Biosystems Inc. - President, COO

Thanks, Tony, and good morning to those of you on the call.

First, I'd like to comment that earning activities looking ahead to the integration of Applied Biosystems and Invitrogen are progressing very well with multiple teams working towards a smooth start from day one of the new company.

I'm going to now turn to start my comments on the quarter with a high-level commentary about each of our specific product line platforms. Today I'll focus particularly on SOLiD and, given that it's the end of our fiscal year, provide significantly more color than usual about its success and traction in the marketplace.

First quarter, we said that, given continued development of our SOLiD platform, we expected to see our DNA Sequencing Kit segment resume its role as a contributor to Applied Biosystems' growth.

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

With that framework, let me confirm that the SOLiD development and commercial team have executed on this plan, and as a result our DNA sequencing business enjoyed nearly 10% growth in the fourth quarter. At the beginning of May we started shipping SOLiD 2.0, a major upgrade from our initial platform and one that offers the high throughput, accuracy and scalability of any next-generation system and platform that's available today. The accuracy and throughput have been demonstrated in the marketplace by customers, the only testing ground that really matters.

With the throughput specification of the SOLiD 2.0, we have 6 gigabasis of what we call mappable DNA data program. Some customers have reported nearly 15 gigabases basis of throughput, and internally we have generated runs exceeding 20 gigabases, underscoring the scalability of our platform. In addition, we have now upgraded all previous installations to SOLiD 2.0 capability.

SOLiD system sales and installations have been distributed broadly across the globe and across a range of facility sizes. We have secured nearly 100 orders to date, and about 75% of them are outside the major genome centers, meaning at core sequencing facilities at universities, specialized institutes such as cancer research centers and commercial service labs.

With the introduction and market acceptance of SOLiD 2.0, we believe that we are now winning about 40% of new orders for next-generation sequencing and over 50% in some geographies. In addition to throughput and accuracy, we believe that the SOLiD systems yield industry-leading performance in key application areas that we expect to grow strongly in upcoming years. One such area is the study of cancer, probably the single most complex disease and the subject of extensive public and private funding to understand the genetic basis of its cause and development.

The SOLiD platform offers superior capability for what is called mate-pair analysis. In a nutshell, our mate-pair analysis enables investigators to detect and accurately map the complete spectrum of genetic variation in the genome. This is not just single nucleotide polymorphism or SNPs, but also insertions, deletions, long repeat sequences and other chromosomal abnormalities that are so characteristic of cancer. Our system can map repeat sequences up to 12,000 bases long, up to five times longer than competing systems, which is critical for accurate sequence assembly.

Applied Biosystems is collaborating closely with the Wellcome Trust Sanger Institute and other leading researchers and institutions to gain a more complete understanding of cancer and the cancer genome. In time, this should enable development of new cancer diagnostics and more effective therapeutic approaches.

The power of the SOLiD platform as a breakthrough discovery tool has also been demonstrated in applications aimed at understanding gene expression patterns. When the Human Genome Project was completed in around 2000, most scientists believed that just 30,000 genes or so, a very small fraction of the human genome, was actually transcribed into RNA and then translated into amino acids and proteins. The rest of the genome was considered junk DNA. Just eight years later, life science researchers now believe that between 80% and 90% of the genome is transcribed into some sort of RNA, including a range of small and micro RNA, many of which play important regulatory roles that determine which genes are turned on and off in different cells and disease states.

Unlike microarray-based approaches to gene expression analysis, the SOLiD platform enables researchers to look very broadly at the totality of RNA transcripts, known as the transcriptome. One of our customers recently published a paper describing how his research team used the SOLiD system to develop and perform sequence-based transcriptome profiling. This type of technique will help researchers identify distinguishing features in the genetic makeup of cells and better understand, for example, how breakdowns in the molecular pathway can lead to complex diseases.

This was one of three papers published during the fourth quarter based on data generated on the SOLiD system. We expect to see many more publications going forward. We are gearing up for SOLiD growth in fiscal 2009 and beyond, and we have ramped production capacity. We now have the ability to assemble and ship systems on an unconstrained basis to meet demand. In addition to new SOLiD-optimized sample preparation and labeling products, we plan to introduce during fiscal 2009 automation tools and other innovation to further improve SOLiD work flows and ease-of-use. We plan to sustain and build on our 40% win rate going forward.

Turning to the performance of our CE systems and consumables, in Q4 it was consistent with our expectations. Sequencing consumables revenue increased over the prior year, indicating that the use of our global installed base of CE systems continues to increase. And while the revenues from selling high-throughput CE systems declined due to the shift in the high-end market to next-generation sequencing, we sold more low- to medium-throughput instruments than in the prior-year quarter. We believe this was due to the fact that CE technology continues to be the gold standard in commercial applications such as molecular testing and diagnostics and forensics.

Trends in these commercial applications for CE sequencing continue to be positive. For example, the US House of Representatives this month voted to reauthorize an increased funding of the Debbie Smith Act which funds forensic sequencing by law enforcement agencies. Additionally,

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Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

the US government is drafting policies for taking DNA samples from suspects arrested for federal crimes as well as from illegal immigrants detained at the US borders. The FBI estimates the new immigrant program will add 1 million new samples annually to the US criminal DNA database, which currently has DNA profiles on file.

We are extremely pleased with the 15% growth in the fourth quarter in the Real-Time PCR and Applied Genomics product category. At 36% of revenue, this is the largest part of our portfolio as well as the fastest-growing. Included in this category PCR-based research consumables, such as our TaqMan assays, our Ambion products and our consumables kits for DNA forensics, all of which generated very strong double-digit growth.

We're also encouraged by further sales gains of our MicroSEQ kit for identifying bacterial and fungal contaminant in the manufacturing of biologics, drugs and vaccines. The revenue from these kits, which run on our CE sequencing machines, are also included in the Real-Time PCR and Applied Genomics category. We believe pharmaceutical manufacturing is an attractive area for growth and have a number of new products for this market in development.

The mass spectrometry product revenue increased approximately 4% compared to the prior year. From a global segment standpoint, applied markets were strongest at double-digit growth, reflecting demand for applications such as safety monitoring of water and food. Our small molecule business grew modestly, and our Proteomics business declined. As in the third fiscal quarter, cautious spending by pharma, which has not been offset entirely by strength among the CROs, and competitive offerings in proteomics were the main drivers in these statements.

Geographically, results mirrored growth in key applications. We saw excellent growth in Asia, particularly in China, where all three segments grew and for the first time in a while we had modest Triple Quad and Q TRAP growth in Japan. Sales were solid in North America, led by strength in applied markets, while pharma weakness hurt mass spec results in Europe.

From a product standpoint, Q4 saw continued strength in our Q TRAPs and Triple Quad systems, which are predominantly used in pharmaceutical, applied market and quantitative proteomic applications, and continued weakness in our accurate mass products, used primarily in proteomics research. Mass spec is a capital equipment business, which therefore tends to be lumpy and driven by the introduction of new products. We plan to introduce new hardware before the end of the calendar year and throughout the next fiscal year to reinforce some of the software and workflow improvements that we launched in the fourth quarter and throughout fiscal year 2008.

I would like to summarize at a high level how we see the AB business performing over the next 12 months to supplement the fiscal 2009 outlook in today's earnings release. As in that outlook, the following statements assume current currency rates apply throughout the next 12 months. In other words, they include an expected benefit from currency.

In DNA Sequencing, we expect a single-digit decline in the CE sequencing, offset by significant growth from SOLiD. We expect our growth from SOLiD to come from continued growth in the market for next-generation sequencing as well as further gains in our market share. In total, we expect modest growth in DNA Sequencing revenues. We expect the share gains in next-generation sequencing will come from a host of factors, including the positive momentum from the 2.0 launch, customer references, more publications, new work flows with smaller RNA analysis and gene expression analysis, further system improvements, especially with sample preparation, and the reach and customer relationship of our global sales, marketing and field support organization.

We expect our diversified and dynamic Real-Time PCR and Applied Genomics product revenue category to continue to grow at approximately a double-digit rate, moderated in part by a decline in licensing fees. And, we expect mass spec performance to improve with the introduction of new systems.

Our two other product categories, core PCR and DNA synthesis, and other product lines are mature businesses that generate healthy cash flow and support our growth businesses. In fiscal 2009 revenue from royalties and licenses on our patent portfolio is expected to decline somewhat because we expect less income from granting new licenses than we had last year. The amount of royalty revenue should be similar as to last year.

Now, Dennis Winger will review our Q4 financial performance and discuss our fiscal 2009 outlook in more detail.

Dennis Winger - Applied Biosystems Inc. - CFO

As mentioned, our fourth-quarter results were highlighted by solid revenue growth and continued strong EPS growth on both a GAAP and non-GAAP basis. Compared to prior-year quarter, non-GAAP EPS was 29% higher than the prior-year quarter.

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

Gross margin in the fourth quarter of fiscal 2008 was 56.5% compared to 55.4% in the prior-year quarter. The increase in gross margin was driven primarily by the favorable impact of foreign currency and lower enzyme costs, partially offset by mass spectrometry pricing.

During the fourth quarter SG&A expenditures increased 10% from the prior-year level, primarily due to the unfavorable impact of currency as well as employee-related costs and regional investments in China and other fast-growing markets.

R&D expenditures decreased 2% in the fourth quarter from the prior-year period, principally due to lower employee-related costs and a termination in June 2007 of a contract with the US Department of Defense. Partially offsetting the decrease were investments in programs related to the SOLiD business.

Fourth-quarter fiscal 2008 earnings per share from continuing operations on a non-GAAP basis were $0.49, an increase of approximately 29% to $0.38 in the prior-year period. Excluding foreign currency, non-GAAP earnings per share increased 13% over prior year. The accelerated stock repurchase program transaction was accretive to Applied Biosystems' fiscal 2008 earnings by approximately $0.02 per share. We did not make any open market purchases of Applied Biosystems' shares during the fourth quarter, since in the view of our proposed combination with Invitrogen. In the past five years the Company has repurchased $1.7 billion of Applied Biosystems stock.

Reconciliation of GAAP and non-GAAP financials can be found in today's press release as well as on the financial reports page of our investor web site, www.AppliedBiosystems.com.

Cash flow from continuing operations during the fourth quarter was strong at $163.6 million. Capital expenditures were $18.2 million. At the end of the fourth quarter, accounts receivable were $475.6 million, representing 56 days sales outstanding -- I'm sorry, 58 days sales outstanding. Inventory was $161.8 million, representing 3.3 months of inventory on hand.

At the end of the quarter, cash and short-term investments were $543.2 million, up from $449.5 million as of June 30th, 2007. The increase was largely the result of cash flows from operations, partially offset by a $162 million payment to Morgan Stanley for our accelerated stock repurchase transaction, a portion of which was funded with available cash and the balance was funded by $275 million in short-term debt.

We repaid $175 million of these borrowings by the end of the fourth quarter and an additional $50 million since then, leaving $50 million debt outstanding as of today.

Regarding Applied Biosystems' expectations and its financial performance for 2009, I would refer you to today's earnings release. As noted, while the combination with Invitrogen is targeted to close during the fall of 2008, this outlook is provided as we have not entered into the mergers (inaudible) -- as if we had not entered into a merger agreement with Invitrogen (technical difficulty) during all of fiscal 2009. This is in order for us to give our investors a look at our expectations.

At current currency rates, we expect mid to single-digit revenue growth with revenues above prior-year levels for both instruments and for consumables. We also anticipate growth in the DNA Sequencing, Real-Time PCR, Applied Genomics and Mass Spectrometry product categories, a decline in core the PCR and other product lines. We anticipate modest gross margin and operating margin improvements in fiscal 2009 compared to fiscal 2008.

Finally, we expect non-GAAP EPS to increase faster than revenues. On a stand-alone basis, capital spending would be at an expected $60 million to $80 million.

We will now be happy to take your questions on Applied Biosystems.

Q U E S T I O N   A N D   A N S W E R

Operator

 (OPERATOR INSTRUCTIONS) Tycho Peterson, JP Morgan.

 Tycho Peterson - JP Morgan - Analyst

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

Starting out with the mass spec business, I just wanted to get a little bit more color. I appreciate the growth you've seen in that segment this quarter. But with MDS doing some restructuring, I'm wondering if you can comment on the impact that may have to your business there. And then also, your comment around pricing -- has that materially gotten worse over the quarter in the mass spec business?

Mark Stevenson - Applied Biosystems Inc. - President, COO

So, yes, MDS did announce some changes with their analytical technology. The goal of that, though, was not to affect product development activities, nor innovation. Rather, they were focused on the size and restructure for their organization [for] higher productivity and to help accelerate new products into the growing market. So we work very closely with MDS on a day-to-day basis. We don't expect any impact from that for the flow of new products. So that's to answer the first part of your question.

As regard to the second, it continues to be an increasingly competitive market. It always has, and we continue to say that. Having said that, we continue to compete well. It's in a market that demonstrates where if you have there performance features, if you have the right applications for each of the markets, that you can maintain the prices. So that's where we focus on our product offerings and the innovation, and we'll continue to do that.

Tycho Peterson - JP Morgan - Analyst

With regards to your comments on SOLiD, can you just talk a little bit about where your customers are in terms of consumable pull-through at this point? And then, you said about 75% outside the major genome centers. And then you highlighted, I guess, cancer research in some of the commercial service labs. Can you just give us a sense as to how it breaks out in terms of early demand outside the big genome centers?

Mark Stevenson - Applied Biosystems Inc. - President, COO

Firstly, on consumables, our guidance continues to be that we expect the consumables throughput and run rate to be on the order of about $175,000, that kind of range. And obviously, it takes awhile for your customers to get it up, going and sort of up and running. But that time is also coming down. I've commented at previous calls where generally we estimate it at about a quarter current validation times to get systems in and down to about 60 days and improving. We've been streamlining the acceptance testing protocol, and we're expecting to get revenue recognition down to about 30 days following shipment, which should increase that consumable pull-through.

With regard to the second segment, it's hard to break out further than we did. We wanted to give you color that this is a broadly diversified market. With my statement of the proportion outside the genome centers, we've particularly focused on where those applications are drawing in new funding. And that's why we particularly identified cancer. Being a genetic disease, being just the complexity of it, we are seeing a lot of new funding coming into institutes to study that as well as you say these applications' gene expression where institutes are looking again at all their microarray gene expression-based data and saying, well, we may have missed something first time round. So let's run those experiments on the next-generation sequencing and do this whole transcriptome profiling.

So that's what's drawing the demand outside the traditional sequencing centers. And of course, these are new applications and markets for us.

Tycho Peterson - JP Morgan - Analyst

On Real-Time PCR, in terms of the guidance you laid out, are you factoring anything in here for BioTrove and some of the new form factors for genome typing that come here?

Mark Stevenson - Applied Biosystems Inc. - President, COO

Yes, we are. The BioTrove collaboration is going well, and it's on track, and we'll anticipate introducing products during this fiscal year that would use the BioTrove format. We have just such a great wealth of assays and deploying them in different formats. You would have seen -- this quarter, we took some of the assays out and put them in more custom formatting and placing, which has helped a lot of our customers. And the BioTrove format will allow us to go into this [mid] (inaudible) the genotyping space where people have already started some trials, be it ag customers, be it drug metabolizing enzymes and some of the pharmaceutical customers, and they'll be able to put that into a BioTrove format.

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

Tycho Peterson - JP Morgan - Analyst

Okay, great. Congratulations on the quarter.

Operator

Doug Schenkel, Cowen & Company.

Doug Schenkel - Cowen & Company - Analyst

Can you help us understand how you arrived at the 40% win rate on the competition for next-generation sequencing businesses? Could you just help us understand what's in the denominator there?

Mark Stevenson - Applied Biosystems Inc. - President, COO

It was a fairly simple math equation, which was we know where the orders are going on during last quarter. We are involved in all the labs. We've counted up the number of units we won and counted up the numbers we lost to our competitors. So it wasn't too complicated an analysis that we did. These units don't go on without us knowing about them in the market. We have a great global reach into all the labs. And really, the impact of 2.0, when we introduced that into the market, generated a huge amount of buzz at the Cold Spring Harbor meeting. We just saw continued traction going up in the market going forward. And that's what we saw in Q4 and thought it would be nice to give a win rate out there to people to gauge where we are.

Clearly, we're being very aggressive to make sure that our customers are fully supported and going through and have been very successful with the results there.

Doug Schenkel - Cowen & Company - Analyst

We appreciate you sharing the metric, and we, too, have heard more encouraging feedback since you rolled out the upgrade. I guess I just wanted to make sure it's -- you're winning 40% of the business you're going after; that's not necessarily an overall --an estimate of what's going on, in general, in the market?

Mark Stevenson - Applied Biosystems Inc. - President, COO

Well, we think we know pretty well what's going on in the market. It's a time-based -- you know, it's what happened last quarter. It's a snapshot. Clearly, a year ago, we weren't even in the market. So it's not comparing a year ago to a year ago. It's looking at what happens, and it's looking at how many units got placed and how many units we placed and those are orders. So that's how we did the calculation.

Doug Schenkel - Cowen & Company - Analyst

Okay, and maybe one follow-up on SOLiD. There's been a lot of talk in the investment community, I think maybe more so in the investment community than in the scientific community, about ABI heavily discounting SOLiDs to get out there, to get them out into the market. Could you maybe address this directly and just, I guess, either confirm or deny that this is occurring and talk about how this has evolved since the upgrade?

Mark Stevenson - Applied Biosystems Inc. - President, COO

Yes. The major comment that I've heard back, and I agree with you -- it's in the investment community, because you go and ask the customers and that's not what's happening. But the comment I've heard back is that we are placing systems for free, and that's a false statement. What we have done is we've placed a number of systems on consignment, with certain customers, as part of the collaboration that we directed at publications and message development.

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

Those customers paid for those units, or we'll take them back. This is normal practice, when we take an industry and produce any kind of disruptive technology; it's part of getting acceptance. So there's been contracts and P.O.s associated with all that, and that has been a very minor part. And then some of the early ones we did have all translated into orders that we've had. So that's a normal thing we've done, and 100 orders that we quote are real orders out there. They're not just part of that placement that we were doing.

Dennis Winger - Applied Biosystems Inc. - CFO

And that's very consistent with our [total] (inaudible) for any new instrument that we launch. So we frequently do that, encourage customers to develop applications. We then take them to other customers who (inaudible) and so on, which [is the new applications].

Doug Schenkel - Cowen & Company - Analyst

On the deal, I think it's fair to assert that a merger such as that which is proposed between you and Invitrogen can't help but at least be a little bit disruptive. I know that's a bit leading, but I'm hoping that you might be able to talk a little bit about where -- maybe specific areas within your business where you are maybe more or less concerned about the potential for distractions and maybe share with us how the potential for those distractions are factored into your guidance.

Mark Stevenson - Applied Biosystems Inc. - President, COO

Well, firstly, your assertion is a correct one. Any large merger has the potential for disruption. So we've gone into this with a very thoughtful process. We've worked closely with our colleagues at Invitrogen to think about how we want to do the planning. We've engaged with an outside body, Deloitte, to help bring best practice to this and then set up a very formalized integration process.

We've targeted in that, really, the areas where we see opportunity for synergy and overlap. We were just talking about SOLiD. SOLiD is one of those areas where, it has continued focus, continued business as normal. That's not an area where we are looking at potential overlaps. But where we see those overlaps, we put dedicated people on that are not, therefore, distracted from their day-to-day business. And we are being thoughtful about this and making sure that, as we come forward to a day one and potential coming together of the two companies here, it's a trouble-free event and the integration process will then continue over several years. It won't all be completed on day one.

So we're being very thoughtful in that and careful to cause just the minimum disruption that we can. At the same time, we're making sure we can look for the synergies. As we've outlined, when the two companies looking at this combination, there are considerable synergies to be had. So the integration team and the missions we've set for these people who set aside for these integration planning is to go validate that and make sure that those synergies can be found and realized.

Doug Schenkel - Cowen & Company - Analyst

At least a couple of your competitors, either today or over the last few days, have talked about how they anticipate passing along the impact of some higher raw material customers -- costs to their customers in the form of price increases. I apologize if I missed this in your prepared remarks, but to the extent you haven't talked about that already, could you just maybe pass along some thoughts about how you are planning to approach any pressures you may be facing from higher raw material costs?

Mark Stevenson - Applied Biosystems Inc. - President, COO

We are certainly looking at those as well. The people in the cost of freight, which is increasingly our business (inaudible) for a more consumable business. We have a lot of shipments each day. So that has been a major area of focus, around freight.

On the other side, I would say, as much as we get increases in raw materials, we've also done a tremendous job of sourcing our product procurement group and efforts in moving a lot of manufacturing offshore and to Singapore. We now source in areas of Asia where we continue to drive costs out. So you know, while we've got those few components going on, where also mitigating that by some of our productivity improvements we've been doing in our manufacturing and supply chain operations.

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

Operator

Quintin Lai, Robert W. Baird.

Quintin Lai - Robert W. Baird - Analyst

Congratulations on a nice end to your fiscal year. As you take a look at the forecast for fiscal 2009, could you tell us a little bit about some of the assumptions you're making for your end markets, like big pharma demand and academic and biotech and applied markets?

Mark Stevenson - Applied Biosystems Inc. - President, COO

Yes. Big pharma -- we've still found constraint in some of its spending. We are optimistic that at some time we've seen these trends before in pharma, that we see these cycles come and go. And so, if they come during the calendar year, for the new calendar year for pharma, we may see changes in that. But we've not [tremendously] baked that into any of our forecasts.

Academic funding, a similar story -- sort of business as usual in the academic funding. It's tremendously focused on going out to those areas where we see [hot] areas of research. That's why I talk a lot about these applications of SOLiD and cancer or gene expression, talk about what we're doing in micro RNA, because what we see is continued funding in the academic area focused on disease. And [there] continues to be progress every time you open a newspaper and read some of the scientific journals and progress on disease with (inaudible) and stem cells and some of these odd areas of academic funding is where we are focused on.

And applied markets we continue to expect to be strong. We don't think there's going to be any change from the concern of the world about the quality of their food, the quality of the environment; crime is not going away anytime soon. And most of the world is waking up to the fact that DNA fingerprinting and testing is just a great way to identify criminals in a more proactive way. So that's all lead into our forecast, together with the assumption that more biologic drugs, the activity in biotech. We'll continue our focus on biologics and pharma manufacturing.

Quintin Lai - Robert W. Baird - Analyst

As far as -- earlier today, Invitrogen talked about integration teams. How are you managing the two R&D groups? Because, again, Invitrogen talked about moving ahead toward what they called third-generation consumable-based next-generation sequencing. How can you or can you dovetail any of that work with what you are doing now with some of your internal projects?

Mark Stevenson - Applied Biosystems Inc. - President, COO

Our internal projects are just continuing as normal, so there's no work that we've been doing together on that. Clearly, in the integration planning, we look towards the future and really the work is setting out what are the priorities. Clearly, as you look towards what we have with SOLiD, actually, we believe that SOLiD has taken it into the sort of second-generation, third generation, just by the sort of throughput we've got to.

So if you look to the extra capability that we've driven already. We're certainly aware and we're currently, by component from Invitrogen that relates to some of the beads and [dies] that are used in the system. So there's certainly opportunities as we towards that where (inaudible) we look for opportunities in synergy. And that may be specifically new R&D programs that we are considering in the new company.

Operator

 Jonathan Groberg, Merrill Lynch.

Jonathan Groberg - Merrill Lynch - Analyst

Congratulations on the ongoing proposed merger with Invitrogen and the results. Can you maybe just add a little bit more detail to a few things here? For example, you said you've had about 100 orders to date in the SOLiD. Can you, Mark, maybe just describe where you're at in terms of revenue recognition from date of order shipment to when you are recognizing revenues on these now?

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

Mark Stevenson - Applied Biosystems Inc. - President, COO

Yes, I can. So I'll give you a bit more color on that. Certainly, the traction we've seen is after introducing 2.0 at the beginning of May. So that's where we've certainly seen the pickup coming in their order pipeline and flow. That has built up a backlog for us, which is good.

As I've mentioned, originally we took about 90 days. We were estimating about a quarter. What we've been doing is getting more standard and streamlined acceptance protocol. These bringing down both the validation time for acceptance and, of course, then, the revenue recognition. We are currently around 60 days and improving, just as we get maturity of the platform, and expect to be well under 30 days following the shipment as we go forward here.

Jonathan Groberg - Merrill Lynch - Analyst

Is it fair to say from that, if a lot of these orders came in May off the back of that, that you -- in your backlog, that you haven't necessarily recognized a lot of the revenues yet from the orders to date?

Mark Stevenson - Applied Biosystems Inc. - President, COO

A fair conclusion to draw.

Jonathan Groberg - Merrill Lynch - Analyst

As the size of the market, as you -- I know, initially, you put up some numbers. But just as you've been doing this work and talking with customers and seeing the growth, is the size of the next-gen market, the potential size of it, in your guys' view, changed at all in terms of how big you either think it is or will be over the last, say, three to six months?

Mark Stevenson - Applied Biosystems Inc. - President, COO

Yes. I think the numbers we've thrown out are still directionally the right number and the growth that we see. There maybe a little bit more upside that we are seeing on that, and it's really a question of the ramp rate that we see in how we go forward on this. But I think, directionally, those market sizes, we believe, are still the right market sizes. I think we're doing some more work (inaudible) sort of update that, and probably during August you'll hear us bring out a fresher view of what we think the market is as we do some more work, just to validate again with [LEK] what the size of the market is today.

Tony White - Applied Biosystems Inc. - CEO

I think one of the things that we have to update is our view of the market as we move from throughput levels one, initially, to three to six, I think is what we're specifying now. But we see 15, 20 and more on the horizon. We believe that's going to impact the size of the market because new applications are going to emerge as a result of that. So I think that data will have to be figured into an update, and it may result in meaningful changes to our view of the size of the market.

Jonathan Groberg - Merrill Lynch - Analyst

On the flip side of that, you said high-throughput instruments in [CU] were down single digits again. Where do you think you are in terms of the decline, when that flattens out to some degree? If it does, or if you think that's going to zero? But I know that some of the view has been to that that kind of declines, that maybe at some point flattens.

Mark Stevenson - Applied Biosystems Inc. - President, COO

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

We still see a residual demand in 3730, which is a high-throughput instrument. Actually, we've participated in that market also as offering some of the customers refurbished and reconditioned instruments. There's an interest there in those markets, which shows there's a demand there. So there's still applications that we think are going to be there.

The guidance given you for 2009 is really discerning. Some people think that our CE businesses were going to decline (inaudible) heard now for two to three years, is going to decline very quickly over time. And here we are entering another fiscal year when that has not been the case as you look at the overall business. We are predicting a decline the next year, and that's a single-digit decline that we predicted.

At some point, what happens is more of the medium throughput instruments [overstep] that high throughput instruments, and the consumable growth goes above that. So those are the dynamics going on in that market at the moment.

Jonathan Groberg - Merrill Lynch - Analyst

On the Real-Time PCR, can you just describe again exactly what you were saying you are expecting in licensing revenue next year? I think you said overall the same amount, but fewer new licenses. Is that right? Is that what you were saying?

Tony White - Applied Biosystems Inc. - CEO

What we said was we expected royalty levels to be similar to prior year, but a lower licensing fee. In other words, people taking new licenses will decline. And so that's the difference. There's a difference between the licensing fees and the royalties that come after that.

Jonathan Groberg - Merrill Lynch - Analyst

Okay, so you said lower licensing but similar royalties. And then, on mass spec, there has been a lot of discussion both from your end and Invitrogen that there are things in the pipe that are going to come out this year. Is that still on track? Any more specificity around maybe when those will come out?

Mark Stevenson - Applied Biosystems Inc. - President, COO

Well, yes. We'll be continuing to be very consistent. We won't announce it until we announce it, but I think we've given a lot of color that both the end of the calendar year and during this fiscal year we'll introduce more products, and in no change to that update.

Jonathan Groberg - Merrill Lynch - Analyst

Employee turnover in the quarter? Can you just talk about that? Was there any increase post-merger announcement?

Tony White - Applied Biosystems Inc. - CEO

Nothing out of the ordinary.

Operator

Derik De Bruin, UBS.

Derik De Bruin - UBS - Analyst

I missed you on the Celera call last night, Tony.

Dennis Winter - Applied Biosystems Inc. - CFO

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

Derik, we didn't.

Tony White - Applied Biosystems Inc. - CEO

I'm not saying a thing, Derik.

Derik De Bruin - UBS - Analyst

I know you're not. When you look at the interest -- and a lot of the stuff I wanted to ask has already been asked, I'm trying to fish around the sides here. So when you look at the interest for the SOLiD products, can you possibly tell us what people are looking for in terms of applications, how many of these are more sequence-specific, how many of these are more, I guess, people looking for gene expression type applications versus DNA analysis type applications? Can you give us some breakdown on what the feel for that is?

Tony White - Applied Biosystems Inc. - CEO

 I asked that same question yesterday. I'm not looking forward to the answer.

Mark Stevenson - Applied Biosystems Inc. - President, COO

And as I keep saying to Tony and we try to answer that, it is a fast-moving area and field. It is a good question, Derik, because we are very focused on applications and work flow. There are a series of applications that we said are out there and shown in our presentation. Specifically, you can see from my comments earlier that the two that we are really focused on is looking at just this whole structural variation area and taking -- particularly focus around the disease of cancer. Just because of the complexity of looking at inserts into this genome, variation in this genome, deletions, other structural variations.

So that's one application, and it just requires the attributes that we have in the system in terms of accuracy and throughput lends itself very well to doing those studies as well as these systems and its mate-pair. So that's one sort of broad set of applications, and those customers continuing to demand sort of improvement in that and we focus on that work flow. You'll see us announce in the software community new tools for that as we try to expand that or make that application easier for those customers to do, more robust in labs around the world.

The second application area we focused on is this gene expression area, which is a pretty interesting new area. In some way, we already are the biggest gene expression company, with all the work we do with TaqMan on validating all the work that's been done on array. So now, there's a whole new area of work going on where people are going back and looking at truly what's expressed in the genome.

And that's often going on in labs where we need to focus more on the workflow. So you'll see us working with -- we've been working closely with a site in Austin, Ambion, to make sure we've got an application kit for doing some of this small RNA, making that application more robust and easier to use and working with, again, the software tools necessary to do the kind of work that the group from Australia published on (inaudible) lab on this being called now transcriptome profiling.

So those are the two applications. Tony usually has a follow-up question for me, okay, Mark, well, how big are those? And what's the size of that market? And it's very dynamic. We're judging it from where the direction of the applications are. But that's where we've got our focus of on, the R&D applications. And those are the two that we are focused around.

Derik De Bruin - UBS - Analyst

Dennis, I wanted to ask a question just on the gross margin line. Your guidance calls for a slightly higher gross margin in fiscal '09. But in fiscal Q2 of last year, it was 58.1%, there was some royalties and stuff in that. To get to the higher number there, are you kind of implying a much -- (inaudible) me, that implies a more significant ramp-up in the gross margin. We really didn't see that in the last two quarters. What's built into that expectation of gross margin trending higher?

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

Dennis Winger - Applied Biosystems Inc. - CFO

A couple of things, mostly operational efficiencies and improved margins on our enzyme program, are probably the two largest factors.

Operator

Dan Leonard, First Analysis.

Dan Leonard - First Analysis - Analyst

I could use a little more detail on the forecast for the first quarter. If you are looking at -- from current exchange rates, I would expect foreign currency to be a bigger benefit in the first quarter of fiscal '09 than it was in fiscal '08, which would imply that you're looking for organic growth to be lower in fiscal '09 versus fiscal '08. And that comes despite the positive feedback in order flow you're getting on the new product launch of SOLiD 2.0. So could you help me understand what are some of the other dynamics in play there?

Mark Stevenson - Applied Biosystems Inc. - President, COO

Well, the factors on the positive side are the right ones. We're trying to give a call out to what we think Q1 looks like to guide you in the right direction. Some of the numbers we saw from the street looked like they didn't take into account -- traditionally, this is a weaker quarter (inaudible) on the sort of breakdown in the fourth quarter is because of the instrument seasonality we have, for example, in Europe. So that's factored in.

As well, when you look to the full year, it comes a little bit through the introduction of new products later in the calendar year in the mass spectrometry side. As I commented with capital instrument cycles, typically, when you introduce a newer product during the fiscal year, that drives new growth. So those are the considerations we've got as we made our fiscal plan and estimates for the third quarter of it.

Dan Leonard - First Analysis - Analyst

Even on the capital equipment side, if you have 100 orders in hand, let's say $500,000 an order, that's $50 million today. I would presume that you would take more orders throughout the course of fiscal 2009. So, with only a single-digit decline in the CE business, it seems like the DNA sequencing business could have quite strong growth, which should drive the overall top line. Am I thinking about that correctly, or am I missing a piece?

Mark Stevenson - Applied Biosystems Inc. - President, COO

Well, those are the pieces in the model you want to think about. We're not going to break out any more detail, but those are the drivers and mitigators of that revenue category. You have to bear in mind, we have a big CE business at the moment. And so that's a fairly large number when you get that decline going down. And you estimate on the SOLiD update, and it will go on, and the update goes on throughout the year. But that's the way that you should think about the model for that category. And that's the plan we are going to execute there.

Dan Leonard - First Analysis - Analyst

What's the typical lag between receiving and order an shipping the product for SOLiD?

Mark Stevenson - Applied Biosystems Inc. - President, COO

Typically, as in most capital instrument cycles, we are normally in a six to eight-week time frame. That's typically where we do and try to get to in most of our instrument cycles. Sometimes we try to ship a bit faster, or sometimes the customer lab is not ready. So it can go up and down, plus you get -- sort of tend to get orders towards the end of the quarter. So we sometimes build up backlogs, and that's the nature of the business.

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

Dan Leonard - First Analysis - Analyst

Dennis, also in the forecast you're expecting SG&A as a percentage of revenue to increase in fiscal 2009. Why is that?

Dennis Winger - Applied Biosystems Inc. - CFO

Actually, increased investment in the Asia-Pacific area and other emerging markets, and some of it's currency.

Tony White - Applied Biosystems Inc. - CEO

About half of it is currency.

Operator

John Sullivan, Leerink Swann.

John Sullivan - Leerink Swann - Analyst

Good morning, congratulations. In the Real-Time PCR applied genomics category, can you talk about the drivers away from TaqMan just for a second? For example, I'm wondering if RNA kits, the old Ambion lines, is that a significant grower? Is it a grower anywhere near the 15% experience of the entire category?

Mark Stevenson - Applied Biosystems Inc. - President, COO

Yes, the Ambion business continues to be a strong double-digit grower for us, including those kits.

John Sullivan - Leerink Swann - Analyst

Secondly, also in that category, are you seeing any meaningful business away from my life science labs? Specifically, are you seeing any meaningful business in hospital labs or clinical labs for the products of Real-Time PCR applied genomics?

Mark Stevenson - Applied Biosystems Inc. - President, COO

Yes, we are. We continue to see the trend where you see movement of discovery into validation on TaqMan and then being used in extensive clinical research in clinics and institutes. So that's something we observe. We've continued and actually have accelerated some of our programs to ensure that we upgrade our quality systems to support our customers in those clinics and the components. We've also been working in, for example, some of our factories, like our Singapore operations was recently given ISO 1345 certification, which allows us to register products and go forward with -- for example, in Europe, we're registering with the IVD mark.

So we see that move into those kind of clinical labs. We also see the pharma move it into the clinical with some of the TaqMan assays which are used in drug metabolizing enzymes, and that sort of has that trend. And then there's two other markets which are increasingly validated for us. One is this pharma biologics, which is definitely a validated, controlled market, and we see uptake of TaqMan product into that.

And finally, our business with Ambion that started, which was in the animal health area, which is also a validated and regulated market. And so we are working with the regulators there to register our site in Austin to launch more product for the animal health market.

Operator

Peter Lawson, Thomas Weisel Partners.

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

 Peter Lawson - Thomas Weisel Partners - Analyst

What has been driving the tax rate lower? Or, rather, for 2009, what's given you that lower tax rate? Is that transferable, do you think, for Invitrogen?

Dennis Winger - Applied Biosystems Inc. - CFO

Well, I don't know Invitrogen's tax position, so I'm not going to comment on Invitrogen's tax rate. So what's driving it for us is greater use of our Singapore facilities and a restructuring of our relationship with Singapore, is the primary factor driving the lower tax taxes.

Peter Lawson - Thomas Weisel Partners - Analyst

And then on the R&D side, there was a lower R&D expense that was coming from lower employee-related costs. What was that, and is that going to continue going forward?

 Mark Stevenson - Applied Biosystems Inc. - President, COO

Yes. The main impact, as we've broken out most of this year, has actually been a reorganization in R&D related to the termination we did of the U.S. Air Force contract. So we stopped that project. As we look towards the right level of R&D, we continue to say that the current level that we have is approximately the right level for R&D spending.

Dennis Winger - Applied Biosystems Inc. - CFO

That would be slightly lower (inaudible) 8.8%, slightly.

Mark Stevenson - Applied Biosystems Inc. - President, COO

And we do a very active portfolio of those R&D projects to make sure that investment aligned with some of the areas you can hear me talk about, so that we increased our, I would say, output of new products during this last 12 months. And what was launched to the marketplace in SOLiD to consumables to other products in applied markets, even as we brought down our R&D spending. So we've actually got better productivity out of the Group.

But I've really taken about a portfolio approach to aligning that investment with our strategy.

Tony White - Applied Biosystems Inc. - CEO

Most of that is just carryover from (inaudible) (technical difficulty).

Peter Lawson - Thomas Weisel Partners - Analyst
 Is there anything emerging out of the DNA synthesis business? That's just been accelerating over the last four quarters.

Mark Stevenson - Applied Biosystems Inc. - President, COO

In that DNA synthesis category, it actually includes PCR thermal cyclers, which is a very mature business. We had a lot of discussion (inaudible) about the year and talked about the expiration of PCR patents. And actually, we introduced a new thermal cycler this last year, the Veriti, which has done very well for us. It continues to amaze me personally the number of thermal cyclers we sell each quarter. But it's very successful for us, and that has caused some of the growth.

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

DNA synthesis, the actual [other] technology in that category, has continued to decline.

Operator

Doug Schenkel, Cowen & Company.

Doug Schenkel - Cowen & Company - Analyst

On Real-Time PCR -- sales were a bit lower than street expectations last quarter, they rebounded nicely this quarter. How much of the sequential growth -- I'm sorry -- how much of the year-over-year growth would you attribute to sequential normalization?

Mark Stevenson - Applied Biosystems Inc. - President, COO

I don't know what that means, so help us.

Doug Schenkel - Cowen & Company - Analyst

I guess it means the last quarter you came in a little bit light of street expectations. You put up a good quarter this quarter. How much of that is just good year-over-year growth versus maybe timing where maybe some orders didn't come in last quarter and -- ?

Tony White - Applied Biosystems Inc. - CEO

These differences that you guys expand on so much are really pretty small differences. The point or so of growth here is not terribly meaningful. I will say that we've had a couple of woodshed sessions here about momentum in this area, and there have been some new marketing and sales programs implemented, new vigor around this in the field. Peter Dansky is smiling at me here because he's just gotten back from the woodshed, I think, a few times.

But they are getting -- they're just getting -- there's new vigor and new traction in this area. So I think you could attribute some of it to that and some of it to, that's just the way the timing of the quarters worked out. I don't know, Mark, do you want to add to that? I just don't think it's as dramatic as everybody has made it.

Mark Stevenson - Applied Biosystems Inc. - President, COO

I think that's the main discussion we've added here. Let's accelerate it. Occasionally, I tend not to be on who uses excuses -- I know Tony wouldn't let me do that to say, well, Easter was a different time this year than it was the prior year.

Tony White - Applied Biosystems Inc. - CEO

It is, every year, Mark.

Mark Stevenson - Applied Biosystems Inc. - President, COO

And so we tend to not to let that as an excuse. But if you take the six months, the Easter of the year before was in Q3, at a different time. So it was in Q4 (inaudible).

Tony White - Applied Biosystems Inc. - CEO

So some of it is just the timing, the way the calendar moves around. But I will say that we have had a lot of discussions here and planning, and I think the team has really recommitted themselves to reinvigorating momentum in this business, and it's obviously paying off. We've got a couple

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

of really exciting new products in this area that I think got off to a less than stellar start relative to their capabilities. The StepOne product line is an extremely attractive product line, and I think it's not unfair to say we didn't really give it our best effort initially. And now. I think it's starting to get traction.

The way we are pumping new products into the application-specific consumables side of this business is pretty impressive. So I'm pretty encouraged about that whole business.

 Dennis Winger - Applied Biosystems Inc. - CFO

 But the good news, Mark, is that Christmas is predictable.

Doug Schenkel - Cowen & Company - Analyst

That's helpful. On the pace of SOLiD order placements or, I guess I should say, just orders, can you give us any color on how many orders or what percentage of orders came in post the 2.0 launch?

Mark Stevenson - Applied Biosystems Inc. - President, COO

There was a clear acceleration in ramp. I don't have in front of me all the details of sort of when it was, but clearly some the 100 orders we had already and some of them we've recognized, and there's a mixture of things.

Tony White - Applied Biosystems Inc. - CEO

We were actually holding back not taking orders until we got 2.0 because a lot of people (multiple speakers) -- .

Mark Stevenson - Applied Biosystems Inc. - President, COO

We were, right. [Ray] deliberately used the term unconstrained shipments now because we constrained shipments in the January time. We said we shipped (inaudible) all those systems because we hadn't used the upgrade we wanted to do in 2.0, and so we didn't start shipping those systems to additional customers until we got those systems out there because we knew we were going to upgrade all the systems. We've done a tremendous effort also going round upgrading in the field the 2.0. Customers have really appreciated that as well because we've said, even as we launched 2.0, the upgradability of the system is there. As we continue to develop this system, you'll see a continued ramp.

So it certainly was an inflection point for us. The last two months of the fiscal year and particularly the last couple of weeks were great fun as we closed a lot of orders there, and we continue to see strong traction in the marketplace.

Doug Schenkel - Cowen & Company - Analyst

Recognizing you guys have definitely made a lot of progress with the upgrade, you just pointed to the fact that you were holding back orders until you got the upgrade out there. And that makes a lot of sense to me. But I guess one hole that people could poke at, or one hole in your 40% of the market capture number could be that there was some pent-up demand, you're holding back on orders. How would you answer that?

 Tony White - Applied Biosystems Inc. - CEO

They could have gone to somebody else while we were holding back. I think the 40% number is real. I think, if we don't give you all of the exact numbers, and we're not going to, we could have this debate all day. But we're confident that we're giving you the right guidance number.

 Mark Stevenson - Applied Biosystems Inc. - President, COO

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Final Transcript
Jul. 24. 2008 / 8:00AM PT, ABI - Q4 2008 Applied Biosystems Inc. Earnings Conference Call

And that's the metric we said going forward as well, as we look into the year. So that's what you can expect our internal and communication externally will be as well.

 Tony White - Applied Biosystems Inc. - CEO

 You would agree that while you're not telling a customer you don't want to accept their order yet, that's a temptation for them to go elsewhere. And they didn't.

 Doug Schenkel - Cowen & Company - Analyst

 That's right. You guys are certainly are making progress. I just wanted to get a little bit more clarity on that.

Operator

 It appears we have no more audio questions in queue at this time. I would like to turn the call over to Mr. Peter Dworkin for closing remarks.

 Peter Dworkin - Applied Biosystems Inc. - IR

Thank you. Well, we've come to the end of our call. Thanks for joining us today. I'd just point out that since obviously there's keen interest in SOLiD that we'll be participating in the first week of August at the Leerink Swann Conference on the panel there about next-generation sequencing technology. Also a reminder that we post the management remarks that you heard this morning, the prepared remarks, on our web site. That should be posted shortly, and that a replay of this conference call will also be available for a couple of weeks, as always, on our website. Information about finding that is provided in our press release this morning.

Thanks and have a great morning and day.

Operator

 Thank you for your participation in today's conference. This concludes our presentation. You may now disconnect and have a good day.

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FORWARD LOOKING STATEMENTS

Some statements made by Applied Biosystems Inc. (formerly Applera Corporation, the “Company”) or Invitrogen Corporation (“Invitrogen”) contained in, or incorporated by reference in, this communication are forward-looking and are subject to a variety of risks and uncertainties. These forward-looking statements may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” and “anticipate,” among others. Such forward-looking statements include statements regarding our decision to enter into an agreement for a sale of the Company, the ability of the Company and Invitrogen to complete the transaction contemplated by the definitive agreement, including the parties’ ability to satisfy the conditions set forth in the definitive agreement, and the possibility of any termination of the definitive agreement. The forward-looking statements contained in this report are based on our current expectations, and those made at other times will be based on our expectations when the statements are made. We cannot guarantee that any forward-looking statements will be realized.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  To comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from anticipated results or other expectations expressed in forward-looking statements. We also note that achievement of anticipated results or expectations in forward-looking statements is subject to the possibility that assumptions underlying forward-looking statements will prove to be inaccurate. Investors should bear this in mind as they consider forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by the stockholders of the Company and Invitrogen, as well as of regulatory agencies, the possibility that the anticipated benefits from the merger cannot be fully realized, the possibility that costs or difficulties related to the integration of the Company’s operations and those of Invitrogen will be greater than expected, the impact of competition and other risk factors included in the Company’s and Invitrogen’s reports filed with the SEC. The risks and uncertainties that may affect the operations, performance, development, and results of our business include, but are not limited to, those described under the heading “Risks Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, as updated by our subsequent Quarterly Reports on Form 10-Q.  We note that our business could be affected by other factors that we have not disclosed because we think they are immaterial.  Also, there may be additional risks and uncertainties that could affect our businesses but that are not currently known to us. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger contemplated in the Agreement and Plan of Merger, dated as of June 11, 2008, among Invitrogen, Atom Acquisition, LLC and the Company, Invitrogen will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of the Company and Invitrogen.  The Company and Invitrogen will mail the joint proxy statement to their respective stockholders.  Investors and security holders are urged to read the joint proxy statement when it becomes available because it will contain important information.  You may obtain a free copy of the joint proxy statement (when available) and other related documents filed with the SEC by the Company and Invitrogen at the SEC’s website at www.sec.gov.  The joint proxy statement (when it is available) and the other documents may also be obtained for free at the Company’s website at http://www.appliedbiosystems.com or at Invitrogen’s website at http://www.invitrogen.com.

PARTICIPANTS IN THE SOLICITATION

The Company and Invitrogen and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in respect of the transactions contemplated in connection with the proposed merger.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders in connection with the merger will be set forth in the joint proxy statement when it is filed with the SEC.  You can find information about Company’s executive officers and directors in the Company’s definitive proxy statement filed with the SEC on September 6, 2007.  You can find information about Invitrogen’s executive officers and directors in its definitive proxy statement filed with the SEC on March 5, 2008.  You may obtain free copies of these documents from the Company or Invitrogen, as applicable, by using the contact information above.